Exhibit 10.29

July 18, 2016

Mr. David A. Jones

Birmingham, Alabama

Re:	Retention Bonus Agreement and Release

Dear Dave:

As you may know, the board of directors of Golden Enterprises, Inc. (“Golden Enterprises”) is in the process of evaluating strategic alternatives for Golden Enterprises, with the objective of enhancing growth opportunities and unlocking shareholder value (the “Process”). In recognition that your continued service and dedication to Golden Enterprises and Golden Flake Snack Foods, Inc. (together with Golden Enterprises, the “Company”) is essential to the successful completion of the Process, and as an inducement for you to remain employed with Company throughout the Process, we are pleased to offer you the opportunity to earn a retention bonus, as described in this letter agreement.

Although it is not possible at this time to predict any specific outcome of the Process, one possible alternative that may be pursued would involve a transaction resulting in a change in control of Golden Enterprises (“Transaction”). In the event that the Process leads to such a Transaction, then, in recognition of your continued service to the Company throughout the Process and until the end of the twelfth calendar month following the closing of such a Transaction (the “Retention Period”), the Company will pay you a retention bonus in the amount of seventy-five percent (75%) of your base salary as of the date of this letter, less all applicable withholdings and deductions required by law (the “Retention Bonus”). Payment of the Retention Bonus will be contingent on satisfaction of each of the following three (3) conditions of eligibility:

1.	You must not have resigned from employment with the Company at any time from the date of this letter through the last day of the Retention Period. (Your death or disability shall not be deemed a “resignation”.)

2.	The Company must not have terminated your employment at any time from the date of this letter through the end of the Retention Period for “Cause” (as defined below).

3.	Following the last day of the Retention Period, you deliver to the Director of Human Resources of the Company, and do not revoke, an executed copy of the General Release in the form attached hereto as Exhibit A (the “Release”).

If a Transaction occurs and each of the above listed conditions of eligibility have been met, then the Retention Bonus will be paid to you in a single, lump sum cash payment on the first regularly scheduled pay date following the expiration of the revocation period provided for in the Release.

Retention Bonus Agreement and Release

July 18, 2016

Termination for “Cause”. This Agreement, and your employment with the Company, may be terminated by the Company at any time for Cause by written notice to you specifying the nature of the Cause. For purposes of this Agreement, "Cause" shall include the following: (1) your willful, material breach or failure to comply with the Company’s written policies, procedures or instructions if such failure has a material adverse impact on the Company; (2) your willful, material misconduct or dishonest act or fraud in the performance of duties with the Company which has a material adverse impact on the Company; (3) your indictment for, or conviction of, or pleading guilty or no lo contendere to, a felony or a crime involving moral turpitude, fraud, or embezzlement; and (4) any of the foregoing reasons constituting Cause reoccurring after prior notice and cure.

Notice and Cure. In order to terminate your employment for “Cause” under items 1, 2 or 3 of the immediately preceding paragraph, the Company must give you written notice of the grounds constituting Cause, describing in reasonable detail the date(s), place(s) and underlying facts constituting Cause. If you do not cure such alleged breach or explain to the Company’s reasonable satisfaction that no such breach occurred or to the degree alleged within ten (10) business days following your receipt of the notice, the Company may terminate your employment for Cause by providing notice to you in writing.

Your employment remains at-will, meaning that either you or the Company may terminate such employment relationship at any time, with or without cause, and with or without notice.

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with such intent. To the extent the Retention Bonus constitutes deferred compensation within the meaning of Section 409A, this letter agreement is intended to comply with Section 409A and the terms of this letter agreement shall be applied consistent with the requirements thereof.

This letter agreement and the proposed Retention Bonus arrangement shall expire and become of no further force or effect if the Process ends without the consummation of a Transaction on or before December 31, 2016.

This letter agreement and the Release, once executed by you, contain all of the understandings and representations between the Company and you relating to the retention bonus and supersede all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement and the Release shall not supersede any other agreements between the Company and you regarding your employment relationship with the Company and the protection of the Company confidential information and customers, all of which shall remain in full force and effect. This letter agreement and the Release may not be amended or modified unless in writing signed by both an authorized officer of the Company and you. This letter agreement and the Release, for all purposes, shall be construed in accordance with federal law and the laws of the State of Alabama without regard to conflicts-of-law principles, and to the fullest extent permitted by law, the federal and/or state courts within Alabama shall have exclusive jurisdiction over any claims arising out of this letter agreement and the Release.

Retention Bonus Agreement and Release

July 18, 2016

We look forward to your continued employment with us.

Yours very truly,

Golden Enterprises, Inc.

/s/Mark W. McCutcheon

Mark W. McCutcheon

Chief Executive Officer

REVIEWED AND ACCEPTED:

/s/David A. Jones
David A. Jones

Date:	July 18, 2016

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is by and between Golden Enterprises, Inc. (together with its wholly-owned subsidiary Golden Flake Snack Foods, Inc., the “Employer”) and the undersigned employee of the Company (“Employee”).

In consideration of the promises made in the accompanying Retention Bonus Letter Agreement (the “Letter Agreement”), and intending to be legally bound hereby, Employer and Employee agree as follows:

1.          The payments referenced in the Letter Agreement will not be made unless Employee returns this signed Release and will not be made until the expiration of the 7-day revocation period set forth in Paragraph 5 of this Release, provided such revocation period has expired without Employee revoking this Release. Employee understands that he/she may not execute this Release prior to the last day of the Retention Period (as that term is defined in the Letter Agreement).

2.          Except as provided for in Paragraph 3 of this Release, which relates to Employee’s right to file a charge with the Equal Employment Opportunity Commission, Employee hereby releases and forever discharges Employer and its past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective officers, shareholders, directors, attorneys, agents, servants and employees and their successors, heirs and assigns from all causes of action, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, including without limitation any and all claims for or related to employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorneys’ fees, and any other legal or equitable relief, and further including without limitation any and all rights and claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, or any other federal, state or local law, ordinance or regulation or claims relating to Employee’s employment or separation from employment with Employer arising up until the date of Employee’s execution of this Release, except that this Release does not extend to claims relating to the validity or enforcement of this Release, claims for worker’s compensation benefits, amounts owed under this Release, claims for vested retirement benefits under the Employee Retirement Income Security Act, or other non-waivable claims.

3.           Nothing in this Release shall prohibit, discourage, deter or interfere with Employee’s right to file a charge with, communicate with, or participate in any proceeding or investigation conducted by the EEOC. However, Employee agrees that he/she will not file, or permit to be filed in his/her name or on his/her behalf, any lawsuit in court against any of the persons or entities released in this Release, based upon any act or event released herein, except that this provision does not apply to any action or lawsuit challenging the validity or enforcement of this Release. Employee further agrees that, although he/she has the right to file a charge with the Equal Employment Opportunity Commission as set forth below, should he/she file such a charge, or should any charge, lawsuit, complaint or other claim be filed in his/her name or on his/her behalf with the Equal Employment Opportunity Commission or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event released herein, he/she will not seek or accept any personal legal or equitable relief based upon such charge, lawsuit, complaint or other claim, including but not limited to an award of monetary damages.

4.           If any court of competent jurisdiction invalidates any part of this Release, then the court making such determination shall have the right to modify this Release and in its reduced form this Release shall be enforceable to the fullest extent permitted by law. If any provision or part of a provision of this Release is held to be invalid or unenforceable, such provision shall be severed from this Release and the remaining provisions shall remain in full force and effect. This paragraph shall be interpreted to give the fullest possible effect to Employee’s release of claims.

5.           Employee hereby represents and acknowledges that (a) Employer has advised Employee in writing to consult with an attorney of his/her choosing and he/she has had the opportunity to do so before signing this Release; (b) Employee has had the right to consider whether to sign this Release for up to twenty-one (21) days after his/her receipt of it, although he/she need not take the entire 21-day period to consider whether to sign it; (c) Employee may not sign this Release until on or after the last day of the Retention Period; (d) Employee understands that he/she has seven (7) days after signing this Release in which to revoke it by delivering a written notice of such revocation to the attention of the Director of Human Resources of Golden Flake Snack Foods, Inc. at One Golden Flake Drive, Birmingham, Alabama 35205; and (e) the consideration provided Employee under this Release (including payment under the Letter Agreement) is sufficient to support the releases provided by him/her under this Release and is greater than Employee would be entitled to receive if he/she did not sign this Release. Employee understands that Employer regards the representations made by him/her as material and that Employer is relying on these representations in entering into this Release.

Employee declares that he/she has completely read, fully understands and voluntarily accepts the terms of this Release after complete consideration of all facts and legal claims.

IN WITNESS WHEREOF, the parties have entered into this Release as of the last date indicated below.

Dated:
David A. Jones

Golden Enterprises, Inc.

Dated:
By: Mark W. McCutcheon
Title: Chief Executive Officer